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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES SETTLEMENT WITH NYMEX CLASS ACTION LITIGATION

        DENVER, June 30, 2005.    Western Gas Resources, Inc. ("Western") (NYSE:WGR) announced today that it has entered into a Stipulation and Agreement of Settlement in the previously disclosed action In re: Natural Gas Commodity Litigation, United States District Court, Southern District of New York, Case No. 03-CV-6186 (vm) (S.D.N.Y.), concerning inaccurate reporting of natural gas trading information to energy industry trade publications. Western has not admitted liability in this matter.

        In the second quarter of 2005, Western will record an after-tax charge to earnings of $3.7 million, or $0.05 per common share in connection with this settlement.

        If approved by the court, the settlement of $5.95 million will conclude the matter as against Western, who was joined to the action on September 17, 2004, by the plaintiffs, natural gas futures contract traders on the NYMEX, on behalf of themselves and a putative class of others similarly situated. In the complaint, the plaintiffs had alleged that Western had manipulated the prices of natural gas futures on the NYMEX in violation of the Commodity Exchange Act, or CEA, by reporting allegedly "inaccurate, misleading and false trading information" to trade publications that compile and publish indices of natural gas spot prices. In addition, the complaint asserted that Western aided and abetted the alleged CEA violations of others.

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090
E-mail:	rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES SETTLEMENT WITH NYMEX CLASS ACTION LITIGATION